PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:  Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY REPORTS OPERATING RESULTS FOR THE SECOND
QUARTER 2009

SECOND Quarter 2009 Highlights:

•	2nd quarter FFO increases 9% year-over-year
•	Year-to-date FFO increases 9.6% year-over-year
•	$0.50 per share quarterly dividend paid July 14, 2009

FARMINGTON HILLS, MI (July 30, 2009) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2009. Second quarter funds from operations (“FFO”) increased 9.0% to $5,910,000 compared with FFO in the second quarter of 2008 of $5,420,000.  FFO per diluted share was $0.70 compared with $0.65 for the second quarter of 2008.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income was $4,240,000, or $0.54 per diluted share, compared with net income for the second quarter of 2008 of $3,766,000 or $0.49 per share.  Total revenues increased 3.8% to $9,123,000, compared with total revenues of $8,789,000 in the second quarter of 2008.

     For the six months ended June 30, 2009, FFO increased 9.6% to $11,605,000 compared with FFO for the six months ended June 30, 2008 of $10,586,000.  FFO per diluted share was $1.38 compared with $1.27 for the six months ended June 30, 2008.  Net income was $8,250,000, or $1.05 per diluted share, compared with net income for the comparable period last year of $7,345,000, or $0.96 per diluted share.  Total revenues increased 4.6% to $18,363,000 compared with total revenues of $17,557,000 for the comparable period last year.

“Despite challenging economic conditions, we are extremely pleased to deliver strong operating results for the quarter.” said Richard Agree, Chief Executive Officer.  “We will continue to employ proven development strategies while taking a conservative approach to the deployment of our capital.”

Dividend

The Company paid a cash dividend of $0.50 per share on July 14, 2009 to shareholders of record on June 30, 2009.  The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 72.2% of FFO for the quarter

Portfolio

At June 30, 2009, the Company’s total assets were $259,925,000 and its portfolio consisted of 71 properties located in 16 states and totaling 3,491,204 square feet.  The portfolio was 98.2% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $6,327,000 at June 30, 2009, and we capitalized $45,339 of construction period interest during the second quarter of 2009.

Lease Expirations

The following table, as of June 30, 2009, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiring Leases
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Annualized Base Rent	Percent of Total
2009	3	10,300	0.3%	$70,806	0.2%

2010	18	269,557	7.9%	1,535,626	4.5%

2011	27	230,834	6.7%	1,683,433	5.0%

2012	25	256,686	7.5%	1,346,191	4.0%

2013	19	325,013	9.5%	1,726,197	5.1%

2014	9	190,458	5.6%	985,856	2.9%

2015	13	673,042	19.6%	4,841,062	14.2%

2016	5	80,945	2.4%	1,664,513	4.9%

2017	3	22,844	0.7%	293,995	.9%

2018	12	237,582	6.9%	4,317,781	12.7%

Thereafter	42	1,131,661	32.9%	15,523,360	45.6%

Total	176	3,428,922		$33,988,820

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at June 30, 2009 for each type of retail tenant:

Credit Analysis
Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total

National	$30,257,926	89.0%	2,945,247	85.9%

Regional	2,659,992	7.8%	376,806	11.0%

Local	1,070,902	3.2%	106,869	3.1%

Total	$33,988,820		3,428,922

Major Tenants

The following is a breakdown of base rents in effect at June 30, 2009 for each of the Company’s major tenants:

Tenant Analysis

Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total

Walgreen	$9,946,099	29.3%	388,780	11.3%

Borders	9,938,796	29.2%	979,474	28.6%

Kmart	3,847,911	11.3%	999,766	29.2%

Subtotal	$23,732,806	69.8%	2,368,020	69.1%

Outstanding Shares and Operating Partnership Units

For the three months and six months ended June 30, 2009, the Company’s fully diluted weighted average shares outstanding were 7,894,349 and 7,834,404, respectively.  The basic weighted average shares outstanding for the three months and six months ended June 30, 2009 were 7,879,183 and 7,825,957, respectively.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of June 30, 2009, there were 347,619 operating partnership units outstanding and the Company held a 95.93% interest.  For the three months and six months ended June 30, 2009, the weighted average number of operating partnership units outstanding, were 506,261 and 555,563, respectively.

Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 71 properties, which are located in 16 states and contain 3.5 million square feet of gross leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Minimum rents	$8,431	$8,133	$16,942	$16,112
Percentage rent	1	-	8	5
Operating cost reimbursements	682	654	1,401	1,437
Other income	9	2	12	3
Total Revenues	9,123	8,789	18,363	17,557
Expenses:
Real estate taxes	489	451	967	916
Property operating expenses	332	359	791	954
Land lease payments	215	171	430	339
General and administration	998	1,130	2,250	2,226
Depreciation and amortization	1,420	1,348	2,814	2,643
Interest expense	1,161	1,239	2,286	2,499
Total Expenses	4,615	4,698	9,538	9,577
Income before minority interest	4,508	4,091	8,825	7,980
Minority interest	268	325	575	635
Net Income	$4,240	$3,766	$8,250	$7,345
Net Income Per Share – Dilutive	$0.54	$0.49	$1.05	$0.96
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,240	$3,766	$8,250	$7,345
Depreciation of real estate assets	1,386	1,314	2,747	2,577
Amortization of leasing costs	16	15	33	30
Minority interest	268	325	575	634
Funds from Operations	$5,910	$5,420	$11,605	$10,586
Funds from Operations Per Share – Dilutive	$0.70	$0.65	$1.38	$1.27
Weighted average number of shares and OP units outstanding – dilutive	8,401	8,357	8,390	8,356

(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.
FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30, 2009	December 31 2008
Assets
Land	$92,895	$87,309
Buildings	218,454	210,650
Accumulated depreciation	(61,250)	(58,502)
Property under development	6,327	13,383
Cash and cash equivalents	265	669
Rents receivable	924	965
Deferred costs, net of amortization	1,538	1,437
Other assets	772	986
Total Assets	$259,925	$256,897

Liabilities
Mortgages payable	$65,955	67,624
Notes payable	38,336	32,945
Deferred revenue	10,380	10,725
Dividends and distributions payable	4,262	4,233
Other liabilities	2,364	3,388
Total Liabilities	121,297	118,915

Stockholders’ Equity
Common stock (8,191,574 and 7,863,930 shares)	1	1
Additional paid-in capital	146,876	143,892
Deficit	(11,069)	(11,258)
Accumulated other comprehensive income (loss)	(212)	-
Non-controlling interest	3,032	5,347
Total Stockholders’ Equity	138,628	137,982
	$259,925	$256,897